CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of our report dated December 14, 2006 relating to the consolidated financial statements of Upstream Biosciences Inc., and to the reference to our firm under the caption "Experts" in the related Prospectus of Upstream Biosciences Inc., for the registration of up to 2,078,334 shares of its common stock, 1,333,334 non-transferable Series A common stock purchase warrants and 1,333,334 non-transferable Series B common stock purchase warrants.

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants

Vancouver, Canada
October 1, 2007